                                                               EXHIBIT 20.2


                    LANE BRYANT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF INCOME

                                (Thousands)

                                (Unaudited)


                                                      Twenty-six Weeks Ended

                                                      August 4,     July 29,
                                                         2001         2000
                                                         ----         ----
Net sales                                              $467,593     $451,275

Costs of goods sold, buying and occupancy costs        (322,615)    (327,309)
                                                       --------     --------
Gross income                                            144,978      123,966

General, administrative and store operating
expenses                                               (110,194)    (100,197)
                                                       --------     --------
                                                         34,784       23,769

Corporate overhead allocations from The Limited         (11,529)     (12,085)
                                                       --------     --------
Operating income                                         23,255       11,684

Provision for income taxes                                9,240        4,670
                                                       --------     --------
Net income                                             $ 14,015     $  7,014
                                                       ========     ========






















The accompanying Notes are an integral part of these Consolidated Financial
                                Statements.

                    LANE BRYANT, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS


                                (Thousands)

                                  August 4,    February 3,      July 29,
                                    2001           2001           2000
                                    ----           ----           ----
                                 (Unaudited)                   (Unaudited)
ASSETS
Current assets
Cash                              $  5,797       $  2,853      $  1,141
Accounts receivable                  2,001          5,286         4,409
Inventories                         92,842         85,230        84,499
Store supplies                       7,530          8,749         8,593
Deferred income taxes                4,664          5,279         6,615
Other                                2,335          3,421         1,398
                                  --------       --------      --------
Total current assets               115,169        110,818       106,655

Property and equipment, net         77,239         77,956        67,846

Deferred income taxes                7,061         11,198         9,580

Other assets                           425            450           475
                                  --------       --------      --------
Total assets                      $199,894       $200,422      $184,556
                                  ========       ========      ========

LIABILITIES AND SHAREHOLDER'S
EQUITY
Current liabilities
Accounts payable                  $ 12,721       $  8,934      $ 16,809
Accrued expenses                    32,615         30,673        23,573
                                  --------       --------      --------
Total current liabilities           45,336         39,607        40,382

Other long-term liabilities         18,448         14,132        14,029

Net investment by The Limited      136,110        146,683       130,145
                                  --------       --------      --------
Total liabilities and
shareholders' equity              $199,894       $200,422      $184,556
                                  ========       ========      ========











The accompanying Notes are an integral part of these Consolidated Financial
                                Statements.

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
                    LANE BRYANT, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (Thousands)

                                (Unaudited)

                                                    Twenty-six Weeks Ended

                                                    August 4,     July 29,
                                                      2001          2000
                                                      ----          ----
Operating activities:
  Net income                                         $14,015      $ 7,014
Adjustments to reconcile net income to net
cash provided by (used for) operating
activities:
    Depreciation and amortization                      9,250        8,682
    Changes in assets and liabilities:
       Accounts receivable                             3,285        4,611
       Inventories                                    (7,612)      (7,482)
       Accounts payable and accrued expenses           5,729       (2,626)
       Income taxes                                    4,752         (286)
       Other assets and liabilities                    6,629          333
                                                     -------      -------
Net cash provided by operating activities             36,048       10,246
                                                     -------      -------

Investing activities:
  Capital expenditures                                (8,516)      (8,652)

Financing activities:
  Net decrease in net investment by
  The Limited, Inc.                                  (24,588)      (3,673)
                                                     -------      -------
Net increase (decrease) in cash and equivalents        2,944       (2,079)

Cash, beginning of year                                2,853        3,220
                                                     -------      -------
Cash, end of period                                  $ 5,797      $ 1,141
                                                     =======      =======
















The accompanying Notes are an integral part of these Consolidated Financial
                                Statements.

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
                    LANE BRYANT, INC. AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   PRINCIPLES OF CONSOLIDATION

     Lane Bryant, Inc. ("Lane Bryant" or the "Company"), a division of The Limited, Inc. ("The Limited") is the leading specialty store retailer of women's apparel, offering knit tops, sweaters, pants, jeans and intimate apparel for women size 14-plus and has stores in 46 states. The Company was founded in 1904 and was acquired by The Limited, Inc. as a wholly-owned subsidiary in 1982. The Company has one reportable segment, which includes all of its products.

     The accompanying consolidated financial statements include the accounts of Lane Bryant and its subsidiaries and reflect the Company's assets, liabilities, results of operations and cash flows, including certain allocations by The Limited, on a historical cost basis. The consolidated financial statements include the accounts of the Company and all significant subsidiaries which are more than 50 percent owned and controlled. All significant intercompany balances and transactions have been eliminated in consolidation.

     The consolidated financial statements as of and for the twenty-six week periods ended August 4, 2001 and July 29, 2000 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto for fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.




2.   PROPERTY AND EQUIPMENT, NET

     Property and equipment, net, consisted of (thousands):

                                         August 4,   February 3,   July 29,
                                           2001         2001         2000
                                           ----         ----         ----
     Property and equipment, at cost     $244,514     $237,244     $224,943
     Accumulated depreciation and
     amortization                        (167,275)    (159,288)    (157,097)
                                         --------     --------     --------
     Property and equipment, net         $ 77,239     $ 77,956     $ 67,846
                                         ========     ========     ========

3.   INCOME TAXES

     The provision for income taxes is based on the current estimate of the annual effective tax rate. Current income tax obligations are treated as having been settled through the intercompany accounts as if the Company was filing its income tax returns on a separate company basis. Such amounts were $4.5 million and $5.0 million for the twenty-six weeks ended August 4, 2001 and July 29, 2000.


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

4.   INTERCOMPANY RELATIONSHIP WITH THE PARENT

     The Limited provides various services to the Company including, among other things, merchandise sourcing, real estate management, store design and construction supervision, inbound and outbound transportation, and corporate services (including corporate administration, brand and business planning, information technology, corporate development, finance human resources and benefits).

     The Company is charged by The Limited for corporate costs relating to these transactions and other services, using the following methodologies:

     - Direct Costs - costs incurred by The Limited specifically on behalf of Lane Bryant or a group of Limited subsidiaries that are either charged directly to the Company or allocated based on usage. These costs are included within individual line items in the consolidated income statements, as appropriate.
     - Corporate overhead allocations - overhead costs not identified to a specific Limited subsidiary are generally allocated to Lane Bryant based on the Company's sales and selling square feet in relation to totals for The Limited. These costs are included in the consolidated income statements as "corporate overhead allocations." These allocations were $11.5 million and $12.1 million for the twenty-six weeks ended August 4, 2001 and July 29, 2000.

     Management believes the direct costs and allocations described above are fair and reasonable, however, they are not necessarily indicative of the amounts that would have been or that will be recorded by Lane Bryant on a stand-alone basis.

     The Company participates in The Limited's centralized cash management system. Cash received from the Company's operations is transferred to The Limited's centralized cash accounts and cash disbursements are funded from the centralized cash accounts on a daily basis. No interest has been charged or earned on the cash management account. Under this system, Lane Bryant has had no external sources of financing, such as available lines of credit, as may be necessary to operate a separate entity.


5.   SUBSEQUENT EVENT

     On August 16, 2001, The Limited completed the sale of Lane Bryant to Charming Shoppes, Inc. for $280 million of cash and 8.7 million shares of Charming Shoppes common stock valued at $55 million. The consideration received by The Limited is subject to adjustment based on Lane Bryant's net tangible assets at closing.

     The Limited will continue to provide certain corporate services to Lane Bryant through a transition period of up to three years.













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